Exhibit 99.1

AUXILIUM PHARMACEUTICALS, INC. ANNOUNCES PRESENTATION OF DATA FOR XIAFLEX AT UROLOGY MEETING

Four Podium Sessions to Highlight New Analyses of Data from Pivotal Phase 3 Trials Evaluating XIAFLEX for the Treatment of Peyronie’s Disease

CHESTERBROOK, Pa., April 28, 2014 — Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL), a fully integrated specialty biopharmaceutical company, today announced presentations from multiple trials evaluating the use of XIAFLEX® (collagenase clostridium histolyticum or CCH) in patients with Peyronie’s disease (PD).These data will be presented at the upcoming American Urological Association (AUA) Meeting being held in Orlando, Florida on May 16-21, 2014.

Podium presentations on XIAFLEX will include new analyses from the pivotal Phase 3 IMPRESS (The Investigation for Maximal Peyronie’s Reduction Efficacy and Safety Studies) trials evaluating XIAFLEX for the treatment of PD. XIAFLEX is the first and only FDA-approved treatment proven effective for PD in men with a palpable plaque and a penile curvature deformity of 30 degrees or greater at the start of therapy.

Data to be presented on XIAFLEX:

•                  Development of an Intralesional Injection Simulator Model of Peyronie’s Disease Treatment Podium session 22: Sexual Function/Dysfunction/Andrology: Peyronie’s Disease, Monday, May 19, 2014 from 1:00 - 3:00 p.m. ET, abstract 14-7086

•                  Collagenase Clostridium Histolyticum Degrades Type I and II Collagen While Sparing Type IV Collagen In Vitro in Peyronie’s plaque Explants Podium session 22: Sexual Function/Dysfunction/Andrology: Peyronie’s Disease, Monday, May 19, 2014 from 1:00 - 3:00 p.m. ET, abstract 14-6872

•                  Effect of Time Between First and Second Injection of Collagenase Clostridium Histolyticum on Penile Curvature Deformity During the First Treatment Cycle of Men With Peyronie’s Disease Podium session 22: Sexual Function/Dysfunction/Andrology: Peyronie’s Disease, Monday, May 19, 2014 from 1:00 - 3:00 p.m. ET, abstract 14-6421

•                  Meaningful Change in Peyronie’s Disease Following Treatment With Collagenase Clostridium Histolyticum: Results From Two Large Double-Blind, Randomized, Placebo-Controlled Phase 3 Studies Podium session 22: Sexual Function/Dysfunction/Andrology: Peyronie’s Disease, Monday, May 19, 2014 from 1:00 - 3:00 p.m. ET, abstract 14-6631

Auxilium’s partner, VIVUS, Inc., will also be presenting data at AUA examining the onset of action of STENDRA™ (avanafil) in mild to severe erectile dysfunction.

About XIAFLEX

XIAFLEX (collagenase clostridium histolyticum, or CCH) is a biologic approved in the U.S., EU, Canada and Australia for the treatment of adult Dupuytren’s contracture (DC) patients with a palpable cord and for the treatment of adult men with PD with a palpable plaque and penile curvature deformity of at least 30 degrees at the start of therapy in the U.S. XIAFLEX consists of a combination of two subtypes of collagenase, derived from Clostridium histolyticum. Together, the collagenase sub-types are thought to work synergistically to break the bonds of the triple helix collagen structure. XIAFLEX has been granted Orphan status in the U.S. by the FDA for DC and PD.

About Auxilium

Auxilium Pharmaceuticals, Inc. is a fully integrated specialty biopharmaceutical company with a focus on developing and commercializing innovative products for specialist audiences. With a broad range of first- and second-line products across multiple indications, Auxilium is an emerging leader in the men’s healthcare area and has strategically expanded its product portfolio and pipeline in orthopedics, dermatology and other therapeutic areas. The Company now has a broad portfolio of 12 approved products. Among other products in the U.S., Auxilium markets edex® (alprostadil for injection), an injectable treatment for erectile dysfunction, Osbon ErecAid®, the leading device for aiding erectile dysfunction, STENDRA™ (avanafil), an oral erectile dysfunction therapy, Testim® (testosterone gel) for the topical treatment of hypogonadism, TESTOPEL® (testosterone pellets) a long-acting implantable testosterone replacement therapy, XIAFLEX® (collagenase clostridium histolyticum or CCH) for the treatment of Peyronie’s disease and XIAFLEX for the treatment of Dupuytren’s contracture. The Company also has programs in Phase 2 clinical development for the treatment of Frozen Shoulder syndrome and cellulite. To learn more, please visit www.Auxilium.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including statements made with respect to: the presentation of STENDRA onset of action data and XIAFLEX for PD trials data; and other statements regarding matters that are not historical facts, and involve predictions. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, achievements or prospects to be materially different from any future results, performance, achievements or prospects expressed in or implied by such forward-looking statements. In some cases you can identify forward-looking statements by terminology such as ‘‘may’’, ‘‘will’’, ‘‘should’’, ‘‘would’’, ‘‘expect’’, ‘‘intend’’, ‘‘plan’’, ‘‘anticipate’’, ‘‘believe’’, ‘‘estimate’’, ‘‘predict’’, ‘‘potential’’, ‘‘seem’’, ‘‘seek’’, ‘‘future’’, ‘‘continue’’, or ‘‘appear’’ or the negative of these terms or similar expressions, although not all forward-looking statements contain these identifying words. Although forward-looking statements are based on Auxilium’s current plans or assessments that are believed to be reasonable as of the date of this press release, they inherently involve certain risks and uncertainties. These forward-looking statements are subject to a number of risks and uncertainties, including those discussed under ‘‘Risk Factors’’ in Auxilium’s Annual Report on Form 10-K for the year ended December 31, 2013. While Auxilium may elect to update the forward-looking statements made in this news release in the future, Auxilium specifically disclaims any obligation to do so. Auxilium’s SEC filings may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov. There may be additional risks that Auxilium does not presently know or that Auxilium currently believes are immaterial which could also cause actual results to differ from those contained in the forward-looking statements.

Auxilium Contacts:

Keri P. Mattox / SVP, IR &	Nichol L. Ochsner / Senior Director, IR &
Corporate Communications	Corporate Communications
Auxilium Pharmaceuticals, Inc.	Auxilium Pharmaceuticals, Inc.
(484) 321-5900	(484) 321-5900
kmattox@auxilium.com	nochsner@auxilium.com